Exhibit 8.1

October 2, 2025

COPT Defense Properties

COPT Defense Properties, L.P.

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

Dear Ladies and Gentlemen:

We have acted as tax counsel to COPT Defense Properties, a Maryland real estate investment trust (the “Company”) and COPT Defense Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with certain matters arising out of the registration and issuance by the Operating Partnership of up to $400,000,000 aggregate principal amount of the Operating Partnership’s 4.500% Senior Notes due 2030 (the “Notes”) pursuant to (i) a registration statement on Form S-3 (File Nos. 333-286440 and 333-286440-01) (the “Registration Statement”) filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) on April 8, 2025 under the Securities Act of 1933, as amended (the “Securities Act”); (ii) a preliminary prospectus supplement of the Operating Partnership dated September 23, 2025, including the accompanying base prospectus dated April 8, 2025, which was filed by the Operating Partnership on September 23, 2025 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Preliminary Prospectus Supplement”), and the final prospectus supplement of the Operating Partnership dated September 23, 2025, which was filed by the Operating Partnership with the Commission on September 25, 2025 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the final prospectus supplement together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”); (iii) an Underwriting Agreement, dated as of September 23, 2025 (the “Underwriting Agreement”), by and among the Company, the Operating Partnership, and Wells Fargo Securities LLC, PNC Capital Markets LLC, and TD Securities (USA) LLC, as representatives of the several underwriters (the “Underwriting Agreement”); (iv) a Senior Indenture, dated April 8, 2019 (the “Base Indenture”), between the Operating Partnership, as issuer, the Company, as guarantor, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture thereto, to be dated as of October 2, 2025 (as so supplemented, the “Indenture”); and (v) a form of global certificate (the “Global Certificate”), evidencing the aggregate principal amount of the Notes.1 We have been asked to provide our opinion as to certain federal income tax matters arising under the Internal Revenue Code of 1986, as amended (the “Code”), relating to the Company’s qualification for taxation as a real estate investment trust (a “REIT”) for federal income tax purposes.

[1]	References to the Company shall also include Corporate Office Properties Trust, Inc., a Minnesota corporation (formerly known as Royale Investments, Inc.), for periods prior to the merger of that corporation into the Maryland real estate investment trust on March 16, 1998.

Morgan, Lewis & Bockius LLP

2222 Market Street
Philadelphia, PA 19103	+1.215.963.5000
United States	+1.215.963.5001

COPT Defense Properties
COPT Defense Properties, L.P.
October 2, 2025

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof (or, where applicable, as in effect during earlier periods in question). These provisions and interpretations are subject to changes that might result in modifications of our opinions.

For purposes of rendering the opinions contained in this letter, we have reviewed the Registration Statement and the prospectus filed as part of the Registration Statement, and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.          during its taxable year ending December 31, 2025, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”) true for such years;

2.          the Company will not make any amendments to its organizational documents or the operating partnership agreement of the Operating Partnership (the “Operating Partnership Agreement”) after the date of this opinion that would affect its qualification as a REIT for any taxable year;

3.          each partner of the Operating Partnership (a “Partner”) that is a corporation or other entity has a valid legal existence;

4.          each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

5.          no action will be taken by the Company, the Operating Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we have relied on the representation in the Officer’s Certificate that the information contained in the Officer’s Certificate and the Registration Statement, or otherwise furnished to us, accurately describes all material facts relevant to our opinions. Where the factual representations contained in the Officer’s Certificate involve matters of law, we have explained to the Company’s representatives the relevant and material sections of the Code, the Regulations, published rulings of the Internal Revenue Service (the “IRS”) and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate.

COPT Defense Properties
COPT Defense Properties, L.P.
October 2, 2025

These opinions also are premised on the assumptions and representations described in the Registration Statement under the heading “FEDERAL INCOME TAX MATTERS” and as otherwise set out in the Prospectus Supplement (the “Tax Section”). For purposes of our opinions, we have not made an independent investigation of the matters relating to such assumptions or representations.

Based upon and subject to the foregoing, we are of the opinion that, for federal income tax purposes, (a) the Company has qualified to be taxed as a REIT for the taxable years commencing on and after January 1, 1992, and ending December 31, 2024, and (b) the proposed method of operation as described in the Registration Statement and as represented by the Company will enable the Company to continue to satisfy the requirements for such qualification for subsequent taxable years.

We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the IRS and the IRS may disagree with our opinions. Although we believe that our opinions would be sustained if challenged, there can be no assurance that this will be the case. Our opinions are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the matters referred to herein and in the Tax Section to be materially and adversely different from that described above and in the Tax Section. In addition, any variation in the facts from those set forth in the Registration Statement, the representations contained in the Certificate or otherwise provided to us may affect the conclusions stated in our opinions. Moreover, the Company’s qualification and taxation as a REIT depended and depend upon the Company’s ability to meet, for each taxable year, various tests imposed under the Code. These include, among others, tests relating to asset composition, operating results, distribution levels and diversity of stock ownership. We will not review (and have not reviewed) the Company’s compliance with these tests for the Company’s current or future taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy (or has satisfied) the requirements for the Company to qualify (or to have qualified) as a REIT.

The opinions set forth in this letter are rendered only to you, and are solely for your use in connection with the issuance of securities by the Company pursuant to the Registration Statement. This letter may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the Tax Section of the Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP